SWEENEY & ASSOCIATES P.C.
                             ATTORNEYS AT LAW

7300 PENN AVENUE                                   TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190

                             December 13, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549
Attention:  Preliminary Proxy Materials

RE:       Biocontrol Technology, Inc.
          Preliminary Proxy Materials
          SEC Commission File Number 0-10822

Ladies and Gentlemen:

     Pursuant to your instructions, enclosed via EDGAR are the Preliminary Proxy Card, Preliminary Proxy Materials and Preliminary Report to Shareholders for the above-referenced registrant. Becuase this Proxy does not involve an acquisition, no filing fee is enclosed.

     We understand that you will notify us within ten (10) days of this filing whether you intend to review the enclosed filing; when a decision regarding review is made, please contact the undersigned.

                              Sincerely,


                              M. Kathryn Sweeney, Esq.


enclosures

cc:  David E. Staudenmaier, Biocontrol Technology, Inc. (w/o enc.)

PRELIMINARY COPIES

BIOCONTROL TECHNOLOGY, INC.                                           PROXY 300
Indian Springs Road                                  THIS PROXY IS SOLICITED ON
Indiana, PA  15701                             BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, having received the Report to Shareholders, Notice of the Special Meeting of Shareholders and the Biocontrol Technology, Inc. Proxy Statement, hereby appoint(s) David E. Staudenmaier proxy of the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Special Meeting") and there vote all shares of Common Stock of Biocontrol Technology, Inc. (the "Company") that the undersigned would be entitled to vote, if personally present with regard to all matters which may come before the Special Meeting, including the items set forth below. To cast a vote in connection with the following items, please check the box next to the appropriate response.

     1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

     2. In his discretion upon the transaction of other business as may properly come before the Special Meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

     The undersigned hereby revokes all previous proxies for the Special Meeting, acknowledges receipt of the Report to Shareholders, Notice of the Special Meeting and Proxy Statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

     This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by Item 2 will be deemed granted.

     Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


                              Date: ____________________________________

                              _________________________________________
                              Signature

                              _________________________________________

                              Sign, date and return this proxy immediately in the enclosed envelope to Chase-Mellon Shareholder Services

NOTE: ONLY BONA FIDE SHAREHOLDERS WILL BE ADMITTED TO THE SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION WILL BE REQUIRED FOR ADMITTANCE.

PRELIMINARY COPIES

              BIOCONTROL TECHNOLOGY, INC. 300 Indian Springs Road
                   Indiana, PA  15701 Telephone 412-349-1811

          NOTICE OF 1997 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               FEBRUARY 24, 1997

 The Special Meeting (the "Special Meeting") of Stockholders of Biocontrol Technology, Inc., a Pennsylvania corporation (the "Company"), will be held at the Pittsburgh Greentree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania, on February 24, 1997 at (9:00 a.m., local time), for the following purpose:

     1. To amend the Company's Articles of Incorporation, as amended, to increase the number of authorized shares to 100,000,000, as set forth in the Proxy Statement.


                              By Order of the Board of Directors


                              ___________________________________
                              David E. Staudenmaier, Secretary

Date: January *__, 1997

PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION WILL BE REQUIRED FOR ADMITTANCE.


Those stockholders who are unable to attend the Special Meeting in person are respectfully urged to indicate their choices, execute and return the enclosed proxy card at their earliest convenience to Proxy Tabulation Dept., Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001. Promptness in returning the enclosed proxy card will be appreciated. Proxies must be returned no later than February 21, 1997. Proxies may be revoked by the Stockholder before it is voted at the Special Meeting by either: written notice to the Secretary, by submission of a Proxy bearing a later date, or by attending the Special Meeting and voting in person.

                        BIOCONTROL TECHNOLOGY, INC.

The approximate mailing date of this Proxy Statement is January 23, 1997


                     PROXY STATEMENT FOR SPECIAL MEETING OF
                         STOCKHOLDERS February 24, 1997

The accompanying proxy is furnished by Biocontrol Technology, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors on all matters and may be revoked by the Shareholder at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy with a later date. The expense of this solicitation is to be borne by the Company, and the Company will reimburse persons holding stock in their name or in the names of their nominees for the expenses incurred in sending proxies and proxy materials to their principals.

The Company had outstanding 46,040,789 shares of common stock, par value $.10 per share, as of December 10, 1996, the date for determining the security holders of record entitled to vote at the meeting (the "Record Date"). Each share of common stock is entitled to one vote in all matters brought before the Shareholders, without cumulative voting. The Company had outstanding 8,000 shares of Series A convertible preferred stock, par value $10 per share, as of the Record Date. Holders of the shares of convertible preferred stock are entitled to the same voting rights as holders of common stock.


                         DESCRIPTION OF SECURITIES

BICO's authorized capital currently consists of 60,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share. As of December 31, 1996, there were *_____________ shares of common stock and *________ shares of preferred stock outstanding. In addition, there were *$_______________ of the Company's 6% Convertible Debentures and $_____________ of the Company's 4% Convertible Debentures outstanding as of December 31, 1996.


Preferred Stock

The Articles of Incorporation of BICO authorize the issuance of a maximum of 500,000 shares of non-voting cumulative convertible preferred stock, and authorize the Board of Directors of BICO to divide such class of preferred stock into series and to fix and determine the relative rights and preferences of the shares.

As of December 31, 1996, the Company had outstanding *9,000 shares of 6% Cumulative Convertible Preferred Stock, Series A ("Series A Preferred Stock"), which constitute the only shares of the Company's preferred stock outstanding on that date. Each share of Series A Preferred Stock is convertible shares of common stock. Any Series A Preferred Stock outstanding on August 1, 1998 shall be automatically converted into the Company's common stock at that time. The Series A Preferred Stock carries a liquidation preference over the common stock equal to $100 per share plus the amount of any accrued and unpaid dividends from the date of issuance (August 1, 1996). In addition, the Company has the right, subject to certain limitations, to require conversions of the Series A Preferred Stock into common stock, or to redeem the Series A Preferred Stock for $122 per share, in the event that the Company's common stock trades at $1.00 per share over a specified period of time. The Series A Preferred Stock has voting rights identical to those of the Company's common stock.

Common Stock

All outstanding shares of the Company's common stock are fully paid and nonassessable. All shares of common stock to be received by holders will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the election of directors, could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able to elect any member to the Board of Directors. As of December 31, 1996, there were *___________ shares of common stock outstanding.

In the event of liquidation or dissolution of BICO, holders of the common stock are entitled to receive on a pro rata basis all assets of BICO remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of BICO.


Convertible Debentures

As of December 31, 1996, the Company had outstanding *$____________ in 6% Convertible Debentures and *$__________ in 4% Convertible Debentures. The 6% Convertible Debentures are due February 28, 1997 and were convertible at any time after November 29, 1996 into shares of common stock. Any part of the 6% Debentures not converted as of February 28, 1997 will be deemed converted as of that date. The 4% Convertible Debentures are due in November, 1997 and are convertible beginning in February, 1997 into shares of common stock. Any part of the 4% Convertible Debentures not converted one year after issuance will be deemed converted as of that date.

Dividends

The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983, and a common stock dividend on its preferred stock in 1988) since its inception, and cash dividends are not presently contemplated at any time in the foreseeable
future.   The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and for investment in research and new product development, rather than to pay dividends.

In accordance with the Company's Articles of Incorporation, cash dividends are restricted under certain circumstances. Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.


Employment Agreement Provisions Related to Changes in Control

BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David
L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


Warrants

As of December 31, 1996 there were outstanding warrants to purchase *__________ shares of the Company's common stock at exercise prices of between $0.25 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants.

The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

The following table sets forth a summary of the warrants and options exercisable at September 30, 1996:

                                              Expir-     Exercise    Number of
                                              ation        Price       Shares
                                              ______     ________    _________
Warrants to directors, officers,
and employees for meritorious                  07/97         3.50       25,000
service, employment contracts,                 01/98         3.20       25,000
and personal guarantees on                     02/98         3.00       25,000
Company indebtedness                           04/98         2.125     139,000
                                               04/98          .25      279,500
                                               05/98          .25    1,000,000
                                               06/98          .33       80,000
                                               11/98          .25      100,000
                                               08/99         2.75       85,000
                                               09/99         2.75       20,000
                                               10/99          .50      350,000
                                               01/00    1.69-2.13        6,000
                                               08/01         1.48      150,000
                                               09/01         2.41       50,000

Warrants issued to individuals                 06/98          .33      100,000
for personal guarantees on
Company loan

Warrants issued to consultants
and medical advisers                           02/98           3.00     10,000
                                               04/98           2.25     59,480
                                               09/98           2.25     10,000
                                               04/99           2.00     25,000
                                               09/99            .45      1,482
                                               06/00           3.31      5,000
                                               10/00           4.03     10,000
                                               08/01           2.00    250,000
                                                                      ________

                                                 TOTAL               2,805,462
                                                                     =========

Voting Procedures

Each share of common stock and preferred stock outstanding as of the Record Date is entitled to one vote on each matter submitted to the stockholders for a vote at the Special Meeting. The matter submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.


Transfer Agent

Chase-Mellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant transfer agent.

                      DIRECTORS AND EXECUTIVE OFFICERS

                                 Director
Name                    Age       Since      Position
_______________         ___      ________    ____________________________
David L. Purdy           68        1972      President, Chairman of the
                                             Board, Treasurer, Director

Fred E. Cooper           51        1989      Chief Executive Officer,
                                             Executive Vice President, Director

Anthony J. Feola         49        1990      Senior Vice President, Director

Glenn Keeling            46        1991      Vice President, Director
______________________________

DAVID L. PURDY, 68 is President, Chairman of the Board, Treasurer and a director of the Company. Mr. Purdy has been a director and Chairman of the Board since its organization in 1972 and is considered the organizer and founder of the Company; he devotes 60% of his time to the business of the Company, and 40% of his time to Diasense. He has also served as President of the Company from 1972 through December 1990, with the exception of five months in 1980, when he served as Chairman and full-time Program Director of the Company's implantable medicine dispensing device program with St. Jude Medical, Inc., and from October 1, 1987 through July 15, 1988, when he served as Chairman and Director of Research and Development for the Company. Prior to founding the Company, he was employed by various companies in the medical technology field, including Arco Medical, Inc. Mr. Purdy is also an officer and director of Diasense and Coraflex, and a director of Petrol Rem and IDT.

FRED E. COOPER, 51, is the Chief Executive Officer, Executive Vice President and a director of the Company; he devotes approximately 60% of his time to the business of the Company, and 40% to Diasense. Prior to joining the Company, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, a company in which he served as Executive Vice President until his resignation and divestiture of ownership in August 1990. In 1972, Mr. Cooper founded Cooper Leasing Corp., Pittsburgh, Pennsylvania, a company specializing in
equipment and venture financing.   Mr. Cooper was appointed Chief Executive
Officer in January 1990. He is also an officer and director of Diasense and Barnacle Ban, and a director of Petrol Rem, Coraflex and IDT.

ANTHONY J. FEOLA, 49, rejoined the Company as its Senior Vice President in April, 1994, after serving as Diasense's Vice President of Marketing and Sales from January, 1992 until April, 1994. Prior to January, 1992, he was the Company's Vice President of Marketing and Sales. Prior to joining the Company in November 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh in 1989, and National Sales Manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director of the Company in February 1990, and also serves as a director of Diasense, Coraflex and Barnacle Ban. He is also the President, CEO and a director of Petrol Rem, and the Secretary/Treasurer and a director of IDT.

GLENN KEELING, 46, joined the Board of Directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of Vice President of Marketing; his primary responsibilities during 1994 and 1995 have been the management and operation of IDT's Whole-Body Extracorporeal Hyperthermia project. From 1976 through 1991, he was a Vice President in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor specializing in export leasing and leasing of income producing equipment. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also President and a director of IDT.

Pursuant to the disclosure requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its affiliates share common officers and directors. In addition, BICO and Diasense have entered into several intercompany agreements including a Purchase Agreement, a Research and Development Agreement and a Manufacturing Agreement, which are summarized herein. Management believes that it was in the best interest of the Company to enter into such agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, no unaffiliated third party was retained to determine independently the fairness of such transactions. The Company's policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

In the event that Diasense is combined with BICO, as discussed herein, the related transactions set forth herein would be materially effected. For example, separate employment agreements would be unnecessary, as would the "Intercompany Agreements" described herein. Because the transaction is in a preliminary stage, and the terms of the transaction have yet to be negotiated or approved by the shareholders of either corporation, this discussion is set forth to reflect the relationships which exist as of the date of this document, when BICO and Diasense remained two different corporations.


Employment Relationships

The Board of Directors of the Company approved employment agreements on November 1, 1994 for its officers, David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling. According to the terms of the agreements, Messrs. Purdy and Cooper receive annual salaries of $250,000 each for initial five-year terms, renewable for successive three-year terms. Mr. Feola will receive an annual salary of $200,000 for the initial five-year term, which is renewable for successive two-year terms, and Mr. Keeling will receive an annual salary of $150,000 for the initial five-year term, which is renewable for successive two-year terms (See "Employment Agreements").

David L. Purdy, President, Treasurer and a director of the Company, is a director of Diasense, Coraflex, IDT, and Petrol Rem. He is also the chairman and Chief Scientist of Diasense, and the President and Treasurer of Coraflex. Mr. Purdy devotes 60% of his time to BICO, and 40% to Diasense. In addition to his salary paid by BICO, Mr. Purdy was paid $100,000 by Diasense in 1996. Fred
E. Cooper, Chief Executive Officer, Executive Vice President and a director of the Company, is a director of Diasense, Coraflex, IDT, Petrol Rem, and Barnacle Ban. He is also the President of Diasense, Coraflex and Barnacle Ban. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasense. In addition to his salary and bonus paid by BICO, he was paid $150,000 by Diasense in 1996. Anthony J. Feola, Senior Vice President and a director of the Company, is also a director of Diasense, Coraflex, IDT, Petrol Rem, and Barnacle Ban. He is also the Secretary/Treasurer of IDT, and the President
and CEO of Petrol Rem.   Glenn Keeling, Vice President and a director of the
Company, was employed on January 1, 1992 as BICO's manager of product
development.   Mr. Keeling is also the President and a director of IDT.  C.
Terry Adkins, a director of the Company until March 1992, is currently a
director and Vice President of Diasense.   He is paid an annual salary of
$95,000 by Diasense and has no employment contract with Diasense. Gary Keeling, the brother of Glenn Keeling, is an officer and director of Diasense. He has an employment contract with Diasense and was paid $125,000 in 1996.


Property

Four of the Company's current executive officers and/or directors and one former director of the Company are members of the eight-member 300 Indian Springs Road Real Estate Partnership (the "Partnership") which in July 1990, purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. The business purpose of the real estate transaction was to raise funds for the Company. The cost of the property to the Company was $1,084,852. The property was sold to the Partnership subject to a leaseback provision and outstanding liens for approximately $800,000; the Company received approximately $403,000 in cash as a result of the sale-leaseback. The sale price was determined by First West Virginia Bank. Each member of the Partnership received warrants in consideration of their personal guarantees. The five members of the Partnership who are also current or former officers and/or directors of the Company, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 1998). Mr. Adkins, who was a director at the time of the transaction, resigned from the Board of Directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction, joined the Board of Directors on May 3, 1991; Mr. Onorato, who was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994. On April 24, 1990, Equitable Financial Management ("EFM") received warrants to purchase 200,000 shares of the Company's common stock at $.25 per share until April 24, 1995, and $16,000 in cash, representing a two percent (2%) fee for arranging the sale of the Company's real estate. Warrants were also issued on April 24, 1990 to Charles Dixon, the President of EFM, to purchase 200,000 shares of the Company's common stock at $.25 per share until April 24, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 1998).

In all instances where warrants were issued in connection with the transactions set forth above, the exercise price of the warrants was equal to or above the current quoted market price of the Company's common stock on the date of issuance.

In April 1992, Diasense purchased an office condominium located at the Bourse Office Park, Virginia Manor, Building 2500, Second Floor, Pittsburgh, Pennsylvania 15220 for $190,000. The Company has entered into a lease with Diasense and pays rent in the amount of $3,225 per month, plus one-half of the utilities.

Warrants

The following paragraphs, along with the notes to the financial statements, include disclosure of the warrants which were granted to certain officers, directors, and employees of the Company from 1989 through 1996. These warrants were accounted for in accordance with Accounting Principles Board Opinion 25 (based on the spread, if any, between the exercise price and the quoted market price of the stock on the date that the warrants were granted). No value was recorded for these warrants since they were all granted at exercise prices which were equal to or above the current quoted market price of the stock on the date issued (See, Report to Shareholders - Note I to the Financial Statements). In 1995 and 1996, the Company extended warrants granted in 1990 and 1991, which were scheduled to expire in 1995 and 1996, until 1998-2000. Because the exercise price of the warrants, which remained unchanged, was less than the market price of the common stock on the dates of the extensions, charges were made against operations (See, Report to Shareholders - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

On April 7, 1989, the Board of Directors approved the granting of warrants to David L. Purdy, the President, Treasurer and Chairman of the Board of the Company, to purchase 200,000 shares of common stock at $.20 per share in return for his personal guarantee on Company leases.


On June 22, 1989, the Board of Directors approved the granting of warrants to Fred E. Cooper, the current CEO, Executive Vice President and a director of the Company to purchase 200,000 shares of common stock at $.25 per share until June 21, 1994. The warrants were granted to Mr. Cooper, who was not an officer or employee of the Company at the time, in return for his services as a financial advisor.

On April 24, 1990, the Board of Directors approved the granting of warrants to the following officers and directors in return for their personal guarantees of loans for the Company, for meritorious service, and as incentives for future performance:

Recipient                  Shares         Price          Expiration
_________                 _______         _____          __________
Fred E. Cooper   (1)      250,000           .25            04/24/95
Anthony J. Feola (2)      100,000           .25            04/24/95
David L. Purdy   (3)      250,000           .25            04/24/95
______________________

(1) Mr. Cooper is the Chief Executive Officer, Executive Vice President and a director of the Company. Those warrants still outstanding as of 4/24/95 were extended until 4/24/98.
(2) Mr. Feola, a current director and Senior Vice President of the Company, was the Company's Vice President of Marketing and Sales until December 31, 1991. Those warrants still outstanding as of 4/24/95 were extended until 4/24/98.
(3) Mr. Purdy is the President, Treasurer, Chairman of the Board and a director of the Company. Those warrants still outstanding as of 4/24/95 were extended until 4/24/98.

On November 26, 1990, the Board of Directors approved the granting of warrants to purchase 100,000 shares of common stock at $.25 per share until November 26, 1995 to Anthony J. Feola, a current director and Senior Vice President of the Company, who was the Company's Vice President of Marketing and Sales until December 31, 1991. The warrants were awarded to Mr. Feola in return for his agreement to accept and maintain employment with the Company for one year at a substantially lower salary than with his previous employer. The warrants were extended in November, 1995 until November 26, 1998.

On March 6, 1991, the Board of Directors approved the granting of warrants to the following officers pursuant to their employment agreements:

Recipient                  Shares         Price          Expiration
____________________      _______         _____          __________
David L. Purdy   (1)      500,000           .25            05/01/95
Fred E. Cooper   (2)      500,000           .25            05/01/95
Anthony J. Feola (3)      250,000           .25            05/01/95
______________________

(1) Mr. Purdy is the President, Treasurer, Chairman of the Board and a director of the Company. Those warrants still outstanding as of 5/1/95 were extended until 5/1/98.
(2) Mr. Cooper is the Chief Executive Officer, Executive Vice President and a director of the Company. Those warrants still outstanding as of 5/1/95 were extended until 5/1/98.
(3) Mr. Feola, a current director and Senior Vice President of the Company, was the Company's Vice President of Marketing and Sales until December 31, 1991. Those warrants still outstanding as of 5/1/95 were extended until 5/1/98.

On August 1, 1992, the Board of Directors approved the granting of warrants to purchase 25,000 shares of common stock at $3.50 per share until July 31, 1997 to Richard Hansen as an incentive to accept employment with the Company.

On January 4, 1993, the Board of Directors approved the granting of warrants to purchase 25,000 shares of common stock at $3.20 per share until January 4, 1998 to Daniel Sullivan, a consultant to the Company.

On February 18, 1993, the Board of Directors approved the granting of warrants to purchase 25,000 shares of common stock at $3.00 per share until February 18, 1998 to David E. Staudenmaier, the Company's Secretary and Vice President in return for his meritorious service to the Company. The Board of Directors also approved the granting of warrants to purchase 10,000 shares of common stock at $3.00 per share until February 18, 1998 to Victor A. Fishman, Ph.D., in return for his consulting services for Petrol Rem.

On April 14, 1993, the Board of Directors approved the granting of warrants to purchase common stock at $2.125 per share until April 14, 1998 to the following employees in return for their meritorious service:

          Keith Albee                   10,000 shares
          Jennifer Bennett               3,000 shares
          Adele Bobbish                 10,000 shares
          Marsha Corbett                 5,000 shares
          Pat Cooper                    10,000 shares
          Jessica Curry                  8,000 shares
          Joseph DeBoth                 15,000 shares
          Roberta Dudas                  5,000 shares
          Dean Grinch                   15,000 shares
          Rebecca Grose                  8,000 shares
          Valeri Lazor                  10,000 shares
          Diane McQuaide                10,000 shares
          John Sukaly                   15,000 shares
          Susan Taylor                  10,000 shares
          Richard Wiggins               20,000 shares

On September 21, 1993, the Board of Directors approved the granting of warrants to purchase 10,000 shares of common stock at $2.25 per share until September 21, 1998 to Donald A. Uhlmeyer, R.N. in return for his meritorious service.

On December 8, 1993, the Board of Directors approved the granting of warrants to purchase 50,000 shares of common stock at $2.09 per share until December 8, 1998 to Joseph A. Guzman, a director of IDT, in return for his meritorious service.

On April 26, 1994, the Board of Directors approved the granting of warrants to purchase 25,000 shares of common stock at $2.00 per share until April 26, 1999 to Dr. William Keck, a scientific advisor to the Company, in return for his service to the Company.

On August 25, 1994, the Board of Directors approved the granting of warrants to purchase common stock at $2.75 per share until August 25, 1999 to the following employees and director in return for their meritorious service:

          Carr, Raymond                 15,000
          DeBoth, Joseph                15,000
          McQuaide, Diane               20,000
          Staudenmaier, David           25,000
          Sukaly, John                  10,000

On September 23, 1994, the Board of Directors approved the granting of warrants to purchase 20,000 shares of common stock at $2.75 per share until September 23, 1999 to Susan Taylor, the Company's public relations consultant, in return for her meritorious service.

On January 4, 1995, the Board of Directors approved the granting of warrants to purchase 2,000 shares of common stock at $2.09 per share until January 4, 2000 to Peter Raber as an employment incentive.

On January 23, 1995, the Board of Directors approved the granting of warrants to purchase 2,000 shares each of common stock until January 23, 2000 to Douglas Burton at $1.69 per share and to Kathleen Meehan at $2.13 per share as employment incentives.

On June 22, 1995, the Board of Directors approved the granting of warrants to purchase 5,000 shares of common stock at $3.31 per share until June 22, 2000 to Glenn Cunningham in return for his services performed for the Company.

On October 25, 1995, the Board of Directors approved the granting of warrants to purchase 10,000 shares of common stock at $4.03 per share until October 25, 2000 to Michael Gardner in return for his services rendered to the Company.

On August 1, 1996, the Board of Directors approved the granting of warrants to purchase 250,000 shares of common stock at $2.00 per share to Cameron Capital Ltd. in connection with a sale of preferred stock to foreign investors pursuant to Regulation S.

On August 26, 1996, the Board of Directors approved the granting of warrants to purchase 100,000 and 50,000 shares of common stock at $1.48 per share to Glenn Keeling, an officer and director of the Company and to David E. Staudenmaier, an employee of the Company, respectively, in return for their meritorious services to the Company.

On September 16, 1996, the Board of Directors approved the granting of warrants to purchase 25,000 shares of common stock at $2.41 per share to two of its non-officer employees; such warrants will not vest until certain requirements are met.

Loans

The Company's policy is to make loans to related parties only for bona fide business purposes. The loans set forth below were made for the following such purposes: the Company's loans to Fred E. Cooper and Glenn Keeling were made during a period when those individuals were drawing low salaries from the Company, and in lieu of incurring Company expenses in the form of higher salaries, they agreed to accept loans, and to repay the funds to the Company. The loan to Mr. Feola was extended to allow him to exercise warrants to purchase the Company's common stock. The loan to Allegheny Food Services was extended because the loan contains an option to purchase certain assets as set forth in the loan agreement.

On October 1, 1990, the Board of Directors approved a $75,000 loan from the Company to Fred E. Cooper. Mr. Cooper signed a Promissory Note promising to pay the principal amount plus twelve percent (12%) simple interest. Mr. Cooper
repaid $66,500 of the $75,000 principal balance during 1991.   During 1991, the
Company granted loans to Fred E. Cooper in the aggregate amount of $57,400.
Mr. Cooper signed Promissory Notes promising to pay the principal amounts upon demand plus ten percent (10%) simple interest. In January 1992, the Company granted a loan to Fred E. Cooper in the amount of $25,000; Mr. Cooper signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. The aggregate balance of the loans as of September 30, 1996, including accrued interest, was $138,116.

In December 1991, the Company granted a loan to Glenn Keeling in the amount of $5,000. Mr. Keeling signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. The balance of the loan as of September 30, 1996, including accrued interest, was $7,384.

In January 1995, the Company granted a loan in the amount of $62,500 to Anthony
J. Feola. Mr. Feola signed a Promissory Note promising to pay the principal amount upon demand plus nine percent (9%) simple interest. The balance of the loan (including accrued interest) of $68,125 was paid on December 29, 1995.

In September 1995, the Company granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year note bearing interest at prime rate as reported by the Wall Street Journal plus one percent (1%). Interest payments have been made on the note, and as of September 30, 1996, the balance was $250,000. Joseph Kondisko, a former director of Diasense, is a principal owner of Allegheny Food Services.

During 1995, the Company granted loans to HemoCleanse, an Indiana Corporation, aggregating $1,050,000 in the form of one-year notes accruing interest at prime rate as reported by the Wall Street Journal. The notes are convertible, at the Company's option, into shares of HemoCleanse common stock at $3.50 per share. As of September 30, 1996, the balance of the loans was $1,050,000. HemoCleanse is working with IDT on the Whole-Body Extracorporeal Hyperthermia project, and BICO owns approximately 8.2% of HemoCleanse's outstanding common stock; funds from BICO's purchases of common stock were used by HemoCleanse to fund the hyperthermia project.

Intercompany Agreements

Management of the Company believes that the agreements between BICO and Diasense, which are summarized below, were based upon terms which were as favorable as those which may have been available in comparable transactions with third parties. However no unaffiliated third party was retained to determine independently the fairness of such transactions.

License and Marketing Agreement. Diasense acquired the exclusive marketing rights for the Noninvasive Glucose Sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of its common stock. That agreement was canceled pursuant to a Cancellation Agreement dated November 18, 1991, and superseded by a Purchase Agreement dated November 18, 1991. The Cancellation Agreement provides that BICO will retain the 8,000,000 shares of Diasense common stock which BICO received pursuant to the License and Marketing Agreement.

Purchase Agreement. BICO and Diasense entered into a Purchase Agreement dated November 18, 1991 whereby BICO conveyed to Diasense its entire right, title and interest in the Noninvasive Glucose Sensor and its development, including its extensive knowledge, technology and proprietary information. Such conveyance includes BICO's patent received in December 1991 (See, Report to Shareholders
- "Business").

In consideration of the conveyance of its entire right in the Noninvasive Glucose Sensor and its development, BICO received $2,000,000. In addition, Diasense may endeavor, at its own expense, to obtain patents on other inventions relating to the Noninvasive Glucose Sensor. Diasense also guaranteed BICO the right to use such patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

In December 1992, BICO and Diasense executed an amendment to the Purchase Agreement which clarified terms of the Purchase Agreement. The amendment defines "Sensors" to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasense in connection with any sales by BICO of its proposed closed-loop system.

Research and Development ("R&D") Agreement. Diasense and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the Noninvasive Glucose Sensor. Pursuant to the agreement, BICO will continue the development of the Noninvasive Glucose Sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the Noninvasive Glucose Sensor. BICO will also manufacture the models of the Noninvasive Glucose Sensor to be delivered to Diasense for sale (See, "Manufacturing Agreement"). Upon the delivery of the completed models, the research and development phase of the Noninvasive Glucose Sensor will be deemed complete.

Diasense has agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the Noninvasive Glucose Sensor, and for the development of other related products. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement pending the FDA's review of the 510(k) Notification.

Manufacturing Agreement. BICO and Diasense entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the Noninvasive Glucose Sensor and other related products. Diasense will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original Manufacturing Agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods (including actual or 275% of overhead, whichever is lower) plus a fee of 30% of Cost of Goods. In July 1994, the formula was amended to be as follows: Costs of Goods Sold (defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead) + a fee equal to one third (1/3) of the difference between the Cost of Goods Sold and Diasense's sales price of each Sensor. Diasense's sales price of each Sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasense for each Sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasense's written approval. The term of the agreement is fifteen years.


                          EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994 and 1993, and for the nine months ended September 30, 1996, of those persons who were, at December 31, 1995 and September 30, 1996 (i) the Chief Executive Officer, and (ii) the other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 (the "Named Executives").

                       SUMMARY COMPENSATION TABLE
               FOR THE FISCAL YEARS 1993, 1994, AND 1995

                      Annual      Compensation        (1)Long Term  Compensation
               _________________________________________________________________
Name and       Year  Salary ($)  Bonus ($)  (2) Other  Awards      (2) All Other
Principal                                        ($)   Securities   Compensation
Position                                               Underlying
                                                       Warrants(#)
_____________  ____  __________  _________  _________  ___________ _____________
David L.       1995   $300,000   $   0       $   0     820,000 (3)     $   0
Purdy,
President,     1994   $250,000   $   0       $   0      -0-            $   0
Treasurer (4)
               1993   $200,000   $ 10,000    $   0      -0-            $   0
_______________________________________________________________________________
Fred E.        1995   $330,000   $   0       $   0     575,000         $   0
Cooper,
CEO (5)        1995   $260,000   $   0       $   0      -0-            $   0

               1994   $200,000   $   0       $   0      -0-            $   0
_______________________________________________________________________________
Anthony J.     1995   $200,000   $ 93,125    $   0     200,000 (3)     $   0
Feola,
Sr. Vice       1994   $133,333   $   0       $   0       -0-           $   0
Pres.(6)
_______________________________________________________________________________
Glenn          1995   $175,000   $   0       $   0       -0-           $   0
Keeling, VP
(7) 1995       1994   $150,000   $   0       $   0       -0-           $   0

               1993   $175,000   $   0       $   0       -0-           $   0
______________________________________________________________________________

(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the years 1996, 1995, 1994, or 1993. The Company did not award any restricted stock to the Named Executives during any year, including the years 1996, 1995, 1994 or 1993. The Company did not award any warrants, options or Stock Appreciation Rights ("SARs") to the Named Executives during the years ended December 31, 1995, 1994 or 1993; however, the Company did extend warrants owned by the Named Executives, which would have expired during 1995 and 1996 (See Note 3, below). The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred E. Cooper in the amount of $1,000,000 each.

(2) During the year ended December 31, 1995, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits. The aggregate amount of all perquisite compensation was less than 10% of the total annual salary and bonus reported for each Named Executive.

(3) During 1995 and 1996, the Company extended warrants previously issued to the Named Executives which would have otherwise expired. Although the extensions were in connection with warrants already held by the Named Executives, they are shown in the table set forth above as "awards" for executive compensation disclosure purposes because at the time of the extension, the exercise price of the warrants (which remained unchanged) was less than the "market price" of the common stock (See, "Option/Warrant/SAR Grants in Fiscal 1995").

(4) In November, 1994, Mr. Purdy's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1995, Mr. Purdy's salary was increased by $50,000. In 1995, 1994 and 1993, Mr. Purdy was paid $100,000, $72,727 and $50,000 by Diasense.

(5) In November, 1994, Mr. Cooper's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). In addition, during Fiscal 1995 and Fiscal 1994, Mr. Cooper was paid $40,000 and $30,000, respectively by both Petrol Rem and IDT, both of which are subsidiaries of BICO. In 1995, 1994, and 1993, Mr. Cooper was paid $150,000, $130,454, and $10,000 in salary and bonuses by Diasense, respectively.

(6) In April, 1994, Mr. Feola's employment agreement with Diasense was assigned to BICO when he left Diasense to rejoin BICO as its Senior Vice President. In November, 1994, Mr. Feola's employment agreement was renegotiated, provides for an annual salary of $200,000 and is effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). Mr. Feola's salary was increased by $50,000 during 1995. In 1994, Mr. Feola was paid $116,667 by Diasense.

(7) In November, 1994, Mr. Keeling entered into an employment agreement with the Company which provides for an annual salary of $150,000 effective November 1, 1994 through October 31, 1999 (See, "Employment Agreements"). Mr. Keeling's salary was increased by $25,000 during 1995.

                          SUMMARY COMPENSATION TABLE
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      Annual      Compensation        (1)Long Term  Compensation
               _________________________________________________________________

Name and       Year  Salary ($)  Bonus ($)  (2) Other  Awards      (2) All Other
Principal                                        ($)   Securities   Compensation
Position                                               Underlying
                                                       Warrants(#)
_____________  ____  __________  _________  _________  ___________ ____________
David L.       9/30   $225,000     $   0      $   0        -0-       $   0
Purdy,         1996
President,
Treasurer (3)
_______________________________________________________________________________
Fred E.        9/30   $347,500     $   0      $   0        -0-       $   0
Cooper,        1996
CEO (4)
_______________________________________________________________________________
Anthony J.    9/30
Feola,        1996    $225,000     $   0      $   0        -0-       $   0
Sr. Vice
Pres.(5)
_______________________________________________________________________________
Glenn         1996    $150,000    $    0      $   0      100,000(7)  $   0
Keeling,
VP (6)
_______________________________________________________________________________

(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the nine months ended September 30, 1996. The Company did not award any restricted stock to the Named Executives during the nine months ended September 30, 1996. The Company did not award any warrants, options or Stock Appreciation Rights ("SARs") to the Named Executives during the nine months ended September 30 1996. The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred
     E. Cooper in the amount of $1,000,000 each.

(2) During the nine months ended September 30, 1996, the Named Executives received medical benefits under the Company's group insurance policy, including disability and life insurance benefits. The aggregate amount of all perquisite compensation was less than 10% of the total annual salary and bonus reported for each Named Executive.

(3) In November, 1994, Mr. Purdy's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). During 1995, Mr. Purdy's salary was increased by $50,000. During the nine months ended
     September 30, 1996,   Mr. Purdy was paid $75,000 by Diasense.

(4) In November, 1994, Mr. Cooper's employment agreement was renegotiated to provide for an annual salary of $250,000 effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). In addition, during the nine months ended September 30, 1996, Mr. Cooper was paid $80,000, by both Petrol Rem and IDT, both of which are subsidiaries of BICO. During the nine months ended September 30, 1996, Mr Cooper was paid $112,500 by Diasense.

(5) In April, 1994, Mr. Feola's employment agreement with Diasense was assigned to BICO when he left Diasense to rejoin BICO as its Senior Vice President. In November, 1994, Mr. Feola's employment agreement was renegotiated, provides for an annual salary of $200,000 and is effective November 1, 1994 through October 31, 1999. All other terms of the contract remained substantially the same (See, "Employment Agreements"). Mr. Feola's salary was increased by $50,000 during both 1995 and 1996.

(6) In November, 1994, Mr. Keeling entered into an employment agreement with the Company which provides for an annual salary of $150,000 effective November 1, 1994 through October 31, 1999 (See, "Employment Agreements"). Mr. Keeling's salary was increased by $25,000 during both 1995 and 1996.

(7) On August 26, 1996, Mr. Keeling was granted warrants to purchase 100,000 shares of the Company's common stock at a price of $1.48 per share (the market price as of that date) until August 26, 2001.

               Option/Warrant/SAR Grants in Last Fiscal Year

                                                                                     POTENTIAL REALIZED
                                                                                      VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                   INDIVIDUAL GRANTS (1)                                               OPTION TERM (3)
____________________________________________________________________________________________________________________
                                Percent of
                 Number of        Total
                 Securities    Options/SARs
                 Underlying     Granted to       Exercise or
                Options/Sars   Employees in       Base Price    Expiration
Name             Granted (#)   Fiscal Year (2)      ($/Sh)         Date         5% ($)      10%($)         0%($)
_______________ ____________   _______________   ___________    __________   __________   __________   __________
Fred E. Cooper      70,000         3.3%             $0.25        4/24/98     $  218,500   $  253,750   $  179,200
                   500,000        24.0%             $0.25        5/01/98     $2,190,000   $2,537,000   $1,875,000
                     5,000         0.3%             $0.33        6/29/98     $   23,285   $   27,110   $   18,500
__________________________________________________________________________________________________________________
David L. Purdy     240,000        11.5%             $0.25        4/24/98     $  747,600   $  870,000   $  614,400
                   500,000        24.0%             $0.25        5/01/98     $2,190,000   $2,537,000   $1,875,000
                    80,000         3.8%             $.033        6/29/98     $  372,560   $  433,760   $  296,000
_________________________________________________________________________________________________________________
Anthony J. Feola   100,000         4.8%             $0.25        5/01/98     $  438,000   $  507,400   $  375,000
                   100,000         4.8%             $0.25       11/26/98     $  641,900   $  744,300   $  512,500
________________________________________________________________________________________________________________

__________________________________________

(1) The warrants set forth in this table represent the warrants already held by the Named Executives which were extended by the Company during 1995. These warrants to purchase the Company's common stock were originally granted to the Named Executives in 1990 and 1991 (See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). Although the warrants were not actually awarded during 1995, they are included in this Executive Compensation disclosure section because the exercise price of the warrants, which was not changed at the time of the extension, was less than the "market price" of the common stock at the time of the extension.

(2) For purposes of calculating these percentages, the total number of warrants granted or extended during 1995 was 2,090,500, which included 21,000 new grants in 1995, and extensions of 2,069,500 warrants originally granted in 1990 and 1991.

(3) Potential realizable values reflect the difference between the warrant exercise price at the end of 1995 and the fair value of the Company's common stock price from the date of the extension until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed pursuant to the rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth (the expiration dates for the warrants), assuming the values set forth (the closing bid price on the date of the extension as reported by Nasdaq):

          STOCK PRICE ON            EXPIRATION
          DATE OF EXTENSION            DATE          5%           10%
          _________________         __________     ______       _______
          04/12/95: $2.81            04/24/98      $3.365       $3.875

          05/01/95: $4.00            05/01/98      $4.630       $5.324

          06/05/95: $4.03            06/29/98      $4.987       $5.752

          11/01/95: $5.375           11/26/98      $6.669       $7.693

     The foregoing values do not reflect appreciation actually realized by the Named Executives (See, "Option/Warrant/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/Warrant/SAR Value" Table, Below).

     Option/Warrant/SAR Grant During the Nine Months Ended September 30, 1996

                                                                                       POTENTIAL REALIZED
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR
                INDIVIDUAL GRANTS (1)                                                   OPTION TERM (3)
___________________________________________________________________________________________________________________
                                Percent of
                 Number of        Total
                 Securities    Options/SARs
                 Underlying     Granted to       Exercise or
                Options/Sars   Employees in       Base Price    Expiration
Name             Granted (#)   Fiscal Year (2)      ($/Sh)         Date         5% ($)       10%($)        0%($)
_______________ ____________   _______________   ___________    __________    __________   __________   ___________
Glenn Keeling     100,000            50%            $1.48         8/26/01     $  40,900    $  90,300       $ -0-
____________________________________________________________________________________________________________________
__________________________________________

(1) The warrant set forth in this table represents the warrant granted by the Company during the nine months ended September 30, 1996. No warrants granted to any Named Executive were extended during the nine months ended September 30, 1996.

(2) For purposes of calculating these percentages, the total number of warrants granted to employees during the nine months ended September 30, 1996 was 200,000.

(3) Potential realizable values reflect the difference between the warrant exercise price at the end of September 1996 and the fair value of the Company's common stock price from the date of the grant until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed pursuant to the rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth (the expiration dates for the warrants), assuming the values set forth (the closing bid price on the date of the extension as reported by Nasdaq):

          STOCK PRICE ON            EXPIRATION
          GRANT DATE                   DATE          5%           10%
          _______________           __________    ______        ______
          08/26/96: $1.48            08/26/01     $1.889        $2.383

     The foregoing values do not reflect appreciation actually realized by the Named Executive (See, "Option/Warrant/SAR Exercises During the Nine Months Ended September 30, 1996 and 9/30/96 Option/Warrant/SAR Value" Table, Below).


        AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR
            AND FISCAL YEAR-END OPTION/WARRANT/SAR VALUE TABLE


                                       Number of Securities Value of
                                       Underlying           Unexercised In-the-
                                       Unexercised          Money
                                       Options/SARs at FY-  Options/SARs at
                                       End (#)              FY-End ($)


            Shares        Value        Exercisable/         Exercisable/
          Acquired on    Realized ($)  Unexercisable (3)    Unexercisable (4)
            Exercise        (2)
Name        (#)(1)


David L.    20,000       $ 44,960        820,000            $2,709,440
Purdy        (5)            (6)            (7)

Fred E.     65,000       $333,930        505,000            $1,656,000
Cooper       (8)            (9)           (10)

Anthony J. 250,000       $347,750        550,000            $1,734,100
Feola        (11)          (12)           (13)

Glenn        0           $   0              0               $    0
Keeling
__________________

(1) This figure represents the number of shares of common stock acquired by each named executive officer upon the exercise of warrants.

(2) The value realized of the warrants exercised was computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the warrant.

(3)  All warrants held by the Named Executives are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the average of the closing bid and ask prices of the Company's common stock on December 29, 1995 as reported by Nasdaq ($3.562).

(5) During the fiscal year ended December 31, 1995, Mr. Purdy exercised warrants to purchase 20,000 shares of common stock at $.33 per share.

(6) On the date of the exercise set forth in note (5), the average of the closing bid and ask prices as reported by Nasdaq was $2.578 per share.

(7) Includes warrants to purchase: 240,000 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); and 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998) (See, "Warrants").

(8) During the fiscal year ended December 31, 1995, Mr. Cooper exercised warrants to purchase the following: 10,000 shares of common stock at $.25 per share; 55,000 shares of common stock at $.25 per share; and 5,000 shares of common stock at $.33 per share.

(9) The average of the closing bid and ask prices as reported by Nasdaq were as follows on the dates of the warrant exercises set forth in note (8), respectively: $2.969; $5.469 and $5.469.

(10) Includes warrants to purchase: 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) (See, "Warrants").

(11) During the fiscal year ended December 31, 1995, Mr. Feola exercised warrants to purchase the following: 250,000 shares of common stock at $.25 per share.

(12) On the date of the exercise set forth in note (11), the average of the closing bid and ask prices as reported by Nasdaq was $1.641 per share.

(13) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); 100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); and 350,000 shares of common stock at $.50 per share until October 11, 1996 (See, "Warrants").

                   AGGREGATED OPTION/WARRANT/SAR EXERCISES
               DURING THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                 AND 9/30/96 OPTION/WARRANT/SAR VALUE TABLE


                                       Number of Securities    Value of
                                       Underlying             Unexercised
                                       Unexercised            In-the Money
                                       Options/SARs at FY-    Options/SARs at
                                       End (#)                FY-End ($)


            Shares       Value         Exercisable/           Exercisable/
          Acquired on    Realized ($)  Unexercisable (3)      Unexercisable (4)
            Exercise        (2)
Name         (#)(1)

David L.      0          $   0            820,000              $1,479,850
Purdy                                       (5)

Fred E.    100,000       $206,250         400,000              $  725,000
Cooper       (6)            (7)             (8)

Anthony J.    0          $   0            550,000              $  909,375
Feola                                       (9)

Glenn         0          $   0            100,000              $   58,250
Keeling                                     (10)
__________________

(1) This figure represents the number of shares of common stock acquired by each named executive officer upon the exercise of warrants.

(2) The value realized of the warrants exercised was computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the warrant.

(3)  All warrants held by the Named Executives are currently exercisable.

(4) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from the closing sales price of the Company's common stock on September 30, 1996 as reported by Nasdaq ($2.0625).

(5) Includes warrants to purchase: 240,000 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); and 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998) (See, "Warrants").

(6) During the nine months ended September 30, 1996, Mr. Cooper exercised warrants to purchase 100,000 shares of common stock at $.25 per share.

(7) The closing sales price as reported by Nasdaq on April 23, 1996, the date of the warrant exercise set forth in note (6), was $2.3125.

(8) Includes warrants to purchase: 400,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) (See, "Warrants").

(9) Includes warrants to purchase: 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998); 100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); and 350,000 shares of common stock at $.50 per share until October 11, 1996(extended until October 11, 1999) (See, "Warrants").

(10) Includes warrants to purchase: 100,000 shares of common stock at $1.48 per share until August 26, 2001.

Employment Agreements

BICO has entered into employment agreements (the "Agreements") with its Named Executives Fred E. Cooper, David L. Purdy, Anthony J. Feola and Glenn Keeling effective November 1, 1994, pursuant to which they are entitled to receive annual salaries of $250,000, $250,000, $200,000 and $150,000 respectively, which are subject to review and adjustment. The initial term of the Agreements with Messrs. Cooper and Purdy expires on October 31, 1999, and continues thereafter for additional three-year terms unless any of the parties give proper notice of non- renewal. The initial term of the Agreements with Messrs. Feola and Keeling expires on October 31, 1999, and continues thereafter for additional two-year terms unless either of the parties give proper notice of non-renewal. The Agreements also provide that in the event of a "change of control" of BICO, BICO is required to issue to Messrs. Cooper and Purdy shares of common stock equal to five percent (5%), to issue Mr. Feola shares of common stock equal to four percent (4%), and to issue Mr. Keeling shares of common stock equal to three percent (3%), of the outstanding shares of the common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreements (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of Diasense's directors are not Continuing Directors (as defined in the Agreement), or (iii) when a controlling influence over the management or policies of Diasense is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, in the event of a change in control within the term of the Agreements or within one year thereafter, Messrs. Cooper, Purdy, Feola and Keeling are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. BICO is also required to continue medical insurance coverage for Messrs. Cooper, Purdy, Feola and Keeling and their families during such periods. Such severance payments will terminate in the event of the employee's death.

In the event that either Mr. Purdy or Mr. Cooper becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates:
100% of his most recent annual salary for the first three years; and 70% of his most recent salary for the next two years. In the event that either Mr. Feola or Mr. Keeling becomes disabled, as defined in their Agreements, he will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to him pursuant to a disability insurance policy provided by the Company or its affiliates: 100% of his most recent annual salary for the first year; and 70% of his most recent salary for the second year.

The Agreements also generally restrict the disclosure of certain confidential information obtained by Messrs. Cooper, Purdy, Feola and Keeling during the term of the Agreements and restricts them from competing with BICO for a period of one year in specified states following the expiration or termination of the Agreements.

In addition to the Employment Agreements described above, BICO also entered into employment agreements with two of its non-executive officer employees effective November 1, 1994. The terms of such agreements are similar to those described for Messrs. Feola and Keeling above, with the following amendments: the term of one agreement is from November 1, 1994 through October 31, 2002, and is renewable for successive two-year terms; the term of the other agreement is from November 1, 1994 through October 31, 1999, and is renewable for successive two-year terms; the annual salaries are $100,000 and $75,000 respectively; and, in the event of a "change in control", BICO is required to issue both employees shares of common stock equal to two percent (2%) of the outstanding shares of the common stock of the Company immediately after the change in control.

In the event that Diasense is combined with BICO, as discussed herein, it is uncertain as to how BICO's existing Employment Agreements will be treated, or whether they will be amended as part of the terms of the transaction. The Companies anticipate that, unless unforeseen additional entities become involved in the transaction, all parties to the Companies' Employment Agreements will stipulate that such combination does not constitute a "change in control" pursuant to the Employment Agreements.


                 REPORT ON EXECUTIVE OFFICER COMPENSATION

The Company has no Compensation Committee which determines executive compensation. The Named Executive Officers' salaries are determined by their employment contracts, which are negotiated and approved by the Board of Directors. Raises in salaries and bonuses are recommended by the CEO and approved by the Board of Directors. The CEO bases his recommendations on a number of subjective factors which include each executive officer's scope of responsibility and accountability within the Company, and each individual's performance and service to the Company.

Deductibility of Executive Compensation Expense Under Federal Tax Laws

When awarding compensation to its executives, the Board of Directors has considered the impact of recently enacted provisions of the Internal Revenue Code of 1986, as amended, that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company's Named Executives ("Section 162(m)"). While the Company does not expect that these provisions will limit its tax deductions for executive compensation in the near term, in the future, the Board may determine to adopt a compensation program which does not satisfy the conditions of Section 162(m) if in the Board's judgment, after considering the additional costs of not satisfying
Section 162(m), such program is appropriate.

     Submitted by the Board of Directors

     David L. Purdy
     Fred E. Cooper
     Anthony J. Feola
     Glenn Keeling



                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

                   AMONG BIOCONTROL TECHNOLOGY ("BICO"),
                  NASDAQ MARKET INDEX AND SIC CODE INDEX

                 "BAR-LINE GRAPH INCLUDED IN PAPER COPY"

                         1992      1993     1994     1995     1996
                       ______    ______   ______   ______   ______
BICO                    66.67     53.85    34.62    73.72    27.57
SIC Code index          83.20     60.75    69.91   119.26   123.12
NASDAQ Market Index    100.98    121.13   127.17   164.96   200.89

Assumes $100 Invested on January 1, 1992
Assumes Dividend Reinvested
**As of November 29, 1996

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the indicated information as of September 30, 1996 with respect to each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock, each director of the Company, and all directors and executive officers of the Company as a group. The table excludes disclosure of entities such as Cede & Co. and other companies which would reflect the ownership of entities who hold stock on behalf of shareholders.

As of September 30, 1996 there were 43,387,918 shares of the Company's common stock outstanding. The first column sets forth the common stock currently owned by each person or group, excluding currently exercisable warrants for the purchase of common stock. The second column sets forth the percentage of the total number of shares of common stock outstanding as of September 30, 1996 owned by each person or group, excluding exercisable warrants. The third column sets forth the total number of shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, plus common stock currently owned. The fourth column sets forth the percentage of the total number of shares of common stock outstanding as of September 30, 1996 which would be owned by each named person or group upon the exercise of all of the warrants held by such person or group together with common stock currently owned, as set forth in the third column. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.



                        Amount and Nature                            Percent of
Name and Address of     of Beneficial     Percent of Ownership with  Class with
Beneficial Owner        Ownership(1)      Class(2)    Warrants (3)   Warrants(4)
______________________  ________________  __________ ______________  ___________
David L. Purdy (5)         187,340            *       1,007,340(6)      2.3%
300 Indian Springs Road
Indiana, PA 15701

Fred E. Cooper             676,200           1.5%     1,076,200(7)      2.4%
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Anthony J. Feola           354,000            *         904,000(8)      2.0%
Building 2500, 2nd Floor
2275 Swallow Hill Rd.
Pittsburgh, PA 15220

Glenn Keeling              138,500            *         238,500(9)       *
200 Julrich Drive
McMurray, PA 15317

All directors and        1,356,040           3.1%     3,226,040(10)     7.1%
executive officers
as a group (4 persons)

* Less than one percent ________________________


(1) Excludes currently exercisable warrants set forth in the third column and detailed in the footnotes below.

(2) Represents current common stock owned by each person, as set forth in the first column, excluding currently exercisable warrants, as a percentage of the total number of shares of common stock outstanding as of September 30, 1996.

(3) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(4) Represents total number of shares of common stock owned by each person, as set forth in the third column, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of September 30, 1996. For computation purposes, the total number of shares of common stock outstanding as of September 30, 1996 has been increased by the number of additional shares which would be outstanding if the person or group owned the number of shares set forth in the third column.

(5) Does not include shares held by Mr. Purdy's spouse or adult children. Mr. Purdy disclaims any beneficial interest to shares held by members of his family.

(6) Includes currently exercisable warrants to purchase the following: 240,000 shares of common stock at $.25 per share until April 24, 1995 (extended until April 24, 1998); 80,000 shares of common stock at $.33 per share until June 29, 1995 (extended until June 29, 1998); and 500,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Purdy's previous employment agreement. In addition, Mr. Purdy is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(7)  Includes currently exercisable warrants to purchase the following:
     400,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Cooper's previous employment agreement. In addition, Mr. Cooper is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(8)  Includes currently exercisable warrants to purchase the following:
     100,000 shares of common stock at $.25 per share until November 26, 1995 (extended until November 26, 1998); 100,000 shares of common stock at $.25 per share until May 1, 1995 (extended until May 1, 1998) pursuant to Mr. Feola's previous employment agreement; and 350,000 shares of common stock at $.50 per share until October 11, 1996 (extended until October 11,
     1999). In addition, Mr. Feola is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(9) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001. In addition, Mr. Keeling is entitled to certain shares of Common Stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(10) Includes shares of common stock, including stock currently owned, available under currently exercisable warrants as set forth above.


                      FINANCIAL AND OTHER INFORMATION

For additional information, including Financial Information, Financial Statements and corresponding notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, please review the Company's Report to Shareholders which accompanies this Proxy Statement.


                 INCREASE IN NUMBER OF AUTHORIZED SHARES

The Company's Articles of Incorporation, as amended, authorize the issuance of 60,000,000 shares of common stock, par value $.10 per share. As of December 10, 1996, there were 46,040,789 shares outstanding, and currently exercisable warrants to purchase 2,905,462 shares of common stock.

All outstanding shares of the Company's common stock are issued fully paid and nonassessable. All additional shares of common stock will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock. Holders of common stock and preferred stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the increase in the number of authorized shares of common stock could determine the outcome of such vote, and the holders of the remaining common stock would not be able to change the outcome of the vote.

In the event of liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to receive on a pro rata basis all assets remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of the Company.

Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof, and subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets exceed the liquidation preference of any outstanding preferred stock. The Company has not paid any cash dividends on its common stock since its inception and no cash dividends on the common stock are contemplated at any time in the foreseeable future.

The Board of Directors of the Company unanimously approved a resolution to propose that the shareholders increase the number of authorized shares of common stock to 100,000,000 by amending the Company's Articles of Incorporation. If such an increase is approved, the Board of Directors may, without additional shareholder approval, authorize the sale of such additional shares in order to raise additional capital to fund the Company's operations and research and development projects. The Board will authorize management to use any such funds raised to fund existing or new research and development projects as management determines is in the best interest of the Company.

Management does not believe that, until full-scale manufacturing of the Noninvasive Glucose Sensor begins, the Company presently has alternative means to raise additional funds. The proposal to increase the number of authorized shares is part of management's long-term plan to continue funding the Company's existing and future research and development projects, and to fund manufacturing start-up of the Noninvasive Glucose Sensor. Any future sale of additional shares, whether in a public or private offering, will dilute the holdings of existing shareholders. The Company has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any such proceeds to continue funding existing research and development projects, manufacturing, and future projects which are deemed by management to be in the best interest of the Company. Such projects are subject to risks, and there can be no assurances that any current or future project will be successful or result in commercially viable products.

The Board of Directors recommends shareholder approval of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000. The affirmative vote of the holders of a majority of the common stock entitled to vote at the Special Meeting is necessary to approve the amendment. If not otherwise specified, properly executed proxies will be voted in favor of the amendment.


               CHANGES IN THE COMPANY'S INDEPENDENT AUDITORS

Effective January 25, 1995, upon a determination by the Board of Directors, the Company engaged Thompson Dugan, P.C. as its independent auditors and accountants to replace Grant Thornton LLP. Thompson Dugan, P.C. also serves as the independent auditors and accountants for Diasense, replacing Grant Thornton LLP. Neither company had any disagreements with Thompson Dugan, P.C. or Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. A representative of Thompson Dugan, P.C. will not be present at the Special Meeting to answer questions.


                           SHAREHOLDER PROPOSALS

All shareholder proposals to be presented at the next Annual Meeting of the Company must be received by the Company at its principal executive offices by September 30, 1996 for inclusion in the proxy materials relating to the next Annual Meeting.


                               OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the person named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgement.

The enclosed Proxy is solicited on behalf of the Board of Directors. The expenses of solicitation, including the cost of preparing, handling, printing and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, the aggregate of which is estimated to be approximately $30,000, has been or will be paid by the Company. The Company will pay Chase Mellon Shareholder Services, its Registrar and Transfer Agent, for its assistance in the solicitation of proxies and will reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending Proxy materials to principals and obtaining their proxies.

Shareholders are urged to specify their choice, date, sign and return the enclosed proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                              By Order of the Board of Directors


                              ______________________________
                              David E. Staudenmaier, Secretary